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As filed with the United States Securities and Exchange Commission on February 1, 2011

Registration No. 333-168176

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 8
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EPOCRATES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	7375 (Primary Standard Industrial Classification Code Number)	94-3326769 (I.R.S. Employer Identification No.)

1100 Park Place, Suite 300
San Mateo, California 94403
(650) 227-1700
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

ROSEMARY A. CRANE
PRESIDENT AND CHIEF EXECUTIVE OFFICER
EPOCRATES, INC.
1100 PARK PLACE, SUITE 300
SAN MATEO, CALIFORNIA 94403
(650) 227-1700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Matthew B. Hemington, Esq. Sally A. Kay, Esq. Cooley LLP 3175 Hanover Street Palo Alto, California 94304 (650) 843-5000	Alan F. Denenberg, Esq. Davis Polk & Wardwell LLP 1600 El Camino Real Menlo Park, California 94025 (650) 752-2000

                  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

                  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

                  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

                  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

                  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

                  Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3)

Common Stock, $0.001 par value	6,164,000	$15.00	$92,460,000.00	$7,374.61

(1)
Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(a) of the Securities Act of 1933, as amended. Includes shares that the underwriters have the option to purchase to cover over-allotments.
(2)
Anticipated to be between $13.00 and $15.00 per share.
(3)
A registration fee of $2,947.50 was previously paid with the filing of the registration statement filed on April 17, 2008 (333-150291). Pursuant to Rule 457(p), $2,947.50 of the previously paid registration fee is offset against the registration fee otherwise due for this registration statement. The registrant paid an additional $2,400.00 in connection with the initial filing of this registration statement. The registrant paid an additional $2,027.11 in connection with the filing of Amendment No. 6 to the registration statement. No additional fee is required at this time.

                  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

 EXPLANATORY NOTE

This Amendment No. 8 to the Registration Statement on Form S-1 (File No. 333-168176) of Epocrates, Inc. (the "Registration Statement") is being filed solely for the purpose of changing the rule under which the calculation of the fee is being made from Rule 457(o) of the Securities Act of 1933, as amended, to Rule 457(a) of the Securities Act of 1933, as amended. This Amendment No. 8 does not modify any provision of the prospectus that forms a part of the Registration Statement or Part II of the Registration Statement. Accordingly such prospectus and Part II of the Registration Statement have been omitted from this filing and this Amendment No. 8 consists of only the registration statement cover page and this explanatory note.

 Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, Epocrates, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Amendment No. 8 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Mateo, State of California, on the 1st day of February, 2011.

EPOCRATES, INC.
By:	/s/ ROSEMARY A. CRANE ROSEMARY A. CRANE President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Amendment No. 8 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ ROSEMARY A. CRANE ROSEMARY A. CRANE	President and Chief Executive Officer (Principal Executive Officer)	February 1, 2011
/s/ PATRICK D. SPANGLER PATRICK D. SPANGLER	Chief Financial Officer (Principal Financial and Accounting Officer)	February 1, 2011
* PATRICK S. JONES	Chairman of the Board	February 1, 2011
* PHILIPPE O. CHAMBON, M.D., PH.D.	Director	February 1, 2011
* DARREN W. COHEN	Director	February 1, 2011
* THOMAS L. HARRISON	Director	February 1, 2011
* GILBERT H. KLIMAN, M.D.	Director	February 1, 2011
* JOHN E. VORIS	Director	February 1, 2011

Signatures	Title	Date

* MARK A. WAN	Director	February 1, 2011
* JACOB J. WINEBAUM	Director	February 1, 2011
*/s/ ROSEMARY A. CRANE ROSEMARY A. CRANE Attorney-in-fact

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EXPLANATORY NOTE
Signatures